NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
February 20, 2020	Senior Director of Communications
coconnor@fhlbi.com | 317.465.0469

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2019 dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividends will be paid in cash on February 21, 2020.

"We’re pleased to declare a strong dividend to our shareholders," President and CEO Cindy Konich, said. "As a cooperative, our goal is to deliver value to our members by providing both reliable liquidity as well as a reasonable return on their investments."

Earnings Highlights
Net income for the fourth quarter of 2019 was $48 million, an increase of $9 million compared to the corresponding quarter in the prior year, substantially due to net gains resulting from derivatives and hedging activities1 and net gains on trading securities2, partially offset by narrower spreads on the Bank's interest-earning assets.
Net income for the year ended December 31, 2019 was $142 million, a decrease of $53 million compared to the prior year, primarily due to the non-recurring net realized gain in 2018 on the sale of all of the Bank's private-label mortgage-backed securities, higher net losses resulting from derivatives and hedging activities1, and narrower spreads on the Bank's interest-earning assets, partially offset by net gains on trading securities2.

In accordance with an amendment to accounting guidance effective January 1, 2019, hedging gains (losses) on qualifying fair-value hedging relationships1 are reported prospectively in net interest income instead of in other income. As a result, net interest income3 after provision for credit losses for the fourth quarter and year ended December 31, 2019 included net hedging gains of $8 million and net hedging losses of $24 million, respectively. In general, the Bank holds the derivatives and associated hedged items to the maturity, call, or put date. As a result, we expect that nearly all of the net gains and losses on these financial instruments will reverse over the remaining contractual terms of the hedged items.

1  FHLBank Indianapolis uses interest-rate swaps to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges. Changes in the estimated fair value of the derivative and, to the extent these relationships qualify for hedge accounting, changes in the fair value of the hedged item that are attributable to the hedged risk are recorded in earnings.
2  The Bank uses U.S. Treasury securities as part of its liquidity portfolio. Such securities are classified as trading securities, on which changes in fair value are recorded in earnings. Changes in the estimated fair value of the associated hedging instruments are also recorded in earnings.
3  FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

Affordable Housing Program Allocation 4
For the year ended December 31, 2019, FHLBank Indianapolis allocated $17 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full year 2019 AHP allocations will be available to the Bank's members in 2020 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

Balance Sheet Highlights
Total assets at December 31, 2019 were $67.5 billion, an increase of $2.1 billion, or 3%, from December 31, 2018, substantially driven by additions to the Bank's liquidity portfolio.
Advances 5
Advances outstanding at December 31, 2019 totaled $32.5 billion, a net decrease of $248 million, or 1%, from December 31, 2018. Such decline included a net decrease in short-term advances outstanding of 24% and a net increase in long-term advances outstanding of 19%.
The par value of advances to depository institutions - comprising commercial banks, savings institutions and credit unions - and insurance companies decreased by 2% and 1%, respectively. Advances to depository institutions, as a percent of total advances outstanding at par value, were 53% at December 31, 2019, while advances to insurance companies were 47%.
Mortgage Loans Held for Portfolio 6
Purchases of mortgage loans from the Bank's members for the year ended December 31, 2019 totaled $1.3 billion. Mortgage loans held for portfolio at December 31, 2019 totaled $10.8 billion, a net decrease of $570 million, or 5%, from December 31, 2018, as principal repayments by borrowers outpaced the Bank's purchases in 2019.
Liquidity Portfolio 7
The liquidity portfolio at December 31, 2019 totaled $10.1 billion, an increase of $2.5 billion, or 33%, from December 31, 2018. To enhance liquidity, in 2019 the Bank began purchasing U.S. Treasury securities, which are classified as trading securities and had an outstanding balance of $5.0 billion at December 31, 2019. Cash and short-term investments decreased by $2.5 billion, or 33%, to $5.1 billion. As a result, U.S. Treasury securities represented 50% of the liquidity portfolio at December 31, 2019.

4 Each year Federal Home Loan Banks ("FHLBanks") allocate to the AHP 10% of earnings, which is defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.
5 Advances are secured loans that FHLBank Indianapolis provides to its member institutions.
6  FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
7 The Bank's liquidity portfolio consists of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold and U.S. Treasury securities.

Consolidated Obligations 8
FHLBank Indianapolis' consolidated obligations outstanding at December 31, 2019 totaled $62.4 billion, a net increase of $1.2 billion, or 2%, from December 31, 2018. Such increase supported the Bank's growth in assets.
Capital 9
Total capital at December 31, 2019 was $3.2 billion, a net increase of $106 million, or 3%, from December 31, 2018. In addition to net income, this increase includes proceeds from issuance of capital stock of $194 million, partially offset by shares reclassified to mandatorily redeemable capital stock ("MRCS") totaling $151 million and dividends to members totaling $104 million. The reclassification of shares to MRCS did not have a corresponding impact on regulatory capital because MRCS is included in regulatory capital.
The Bank's regulatory capital-to-assets ratio10 at December 31, 2019 was 5.05%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about
FHLBank Indianapolis' financial results for the year ended December 31, 2019 will be included in the Bank's
Annual Report on Form 10-K, which we intend to file by mid-March.

8 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
9 FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
10 Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended December 31,		Year Ended December 31,
Condensed Statements of Income	2019	2018	2019	2018
Net interest income after provision for credit losses	$70	$75	$238	$288
Other income (loss)	11	(9)	20	21
Other expenses	28	23	99	92
AHP assessments	5	4	17	22
Net income	$48	$39	$142	$195

Condensed Statements of Condition	December 31, 2019	December 31, 2018
Advances	$32,480	$32,728
Mortgage loans held for portfolio, net	10,815	11,385
Cash and short-term investments	5,079	7,610
Investment securities and other assets (1)	19,137	13,689

Total assets	$67,511	$65,412

Consolidated obligations	$62,392	$61,161
MRCS	323	169
Other liabilities	1,639	1,031
Total liabilities	64,354	62,361

Capital stock (2)	1,974	1,931
Retained earnings (3)	1,115	1,078
Accumulated other comprehensive income	68	42
Total capital	3,157	3,051

Total liabilities and capital	$67,511	$65,412

Total regulatory capital (4)	$3,412	$3,178

Regulatory capital-to-assets ratio	5.05%	4.86%

(1) Includes trading, held-to-maturity and available-for-sale securities.
(2) Putable by members at par value.
(3) Includes restricted retained earnings at December 31, 2019 and December 31, 2018 of $251 million and $222 million, respectively.
(4)  Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.